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                                                                   EXHIBIT 6.A


                                                                EXECUTION COPY

                          WENDEL TRANSACTION AGREEMENT

     WENDEL TRANSACTION AGREEMENT dated November 29, 2002 by and among Wendel Investissement (as successor to Compagnie Generale d'Industrie et de Participation), a French corporation ("WENDEL"), John H. MacBain ("JHM") and Codan Trust Company Limited (the "JHM TRUSTEES"), as trustees of The JACTMAC Media Trust (the "JHM TRUST").

                              W I T N E S S E T H :

     WHEREAS, Wendel, JHM and the JHM Trustees are parties to that certain Shareholders' Agreement dated March 16, 2000 among Trader Classified Media N.V. (formerly Trader.com N.V., the "COMPANY"), Floscule B.V., Wendel, Trief Corporation S.A., Figema S.A., JHM, Louise T. Blouin MacBain ("LTBM") and Eric Teyssonniere de Gramont (the "SHAREHOLDERS' AGREEMENT");

     WHEREAS, JHM and the JHM Trustees are parties to that certain Transaction Agreement dated October 30, 2002 by and among JHM, the JHM Trustees, LTBM and Rothschild Trust Guernsey Limited (the "LTBM TRUSTEES"), as trustees of the Leo Trust (the "LTBM TRUST"), as amended to date (the "LTBM TRANSACTION AGREEMENT");

     WHEREAS, Wendel, JHM and the JHM Trustees wish to enter into a structured products transaction with CAL FP and wish to agree to certain matters concerning their ownership of Class A Common Shares and Class B Common Shares (each as defined in the Shareholders' Agreement) of the Company and the exercise of the JHM Option (which shall mean the JHM Option as defined in the LTBM Transaction Agreement in effect on October 30, 2002); and

     WHEREAS, because the JHM Trustees are entering into this Agreement solely in their capacity as trustees of the JHM Trust, all references herein to the "JHM TRUSTEES" shall be understood to refer to the JHM Trustees, acting solely in their capacity as trustees on behalf of the JHM Trust, and not in any other capacity.

     NOW, THEREFORE, for good and valuable consideration (including the mutual covenants made herein), the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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     1.   DERIVATIVES TRANSACTION. Each of Wendel, JHM and the JHM Trustees
agrees to enter into a structured products transaction with CAL FP on substantially the same terms as the agreements attached hereto as EXHIBIT A (collectively, the "STRUCTURED PRODUCTS TRANSACTION AGREEMENTS") and further agrees to enter into such of the Structured Products Transaction Agreements to which he or it is a party.

     2.   INVESTMENT PLANNING ADVANCE NOTICE OF EXERCISE OF THE JHM OPTION.

          (a) No later than January 31, 2003, JHM will undertake an in-depth review with Wendel of potential alternatives concerning the exercise of the JHM Option. At the request of Wendel, JHM will meet with Wendel in Paris (or such other location as JHM and Wendel may agree) to present and discuss such alternatives. The parties have tentatively scheduled such a meeting on Wednesday, December 11, 2002 in Paris.

          (b) No later than March 31, 2003, JHM will outline for Wendel a preliminary plan concerning the exercise of the JHM Option (the "PRELIMINARY PLAN"). The Preliminary Plan will include the assumptions on which such Plan is based and will also include alternatives showing the amount of capital needed and timing of potential returns of capital. At the request of Wendel, JHM will meet with Wendel in Paris (or such other location as JHM and Wendel may agree) to present and discuss the Preliminary Plan. JHM will meet with Wendel as many times as Wendel may reasonably request so long as mutually convenient dates and times can be arranged. After its receipt and review of the Preliminary Plan, Wendel may request, and JHM shall include in the Final Plan, any additional analyses that Wendel may reasonably request relating to capital needs and timing of potential returns of capital associated with the exercise of the JHM Option.

          (c) No later than September 30, 2003, JHM will provide to Wendel a final plan concerning the exercise of the JHM Option (the "FINAL PLAN"). The Final Plan will include at least the same information as set forth in the Preliminary Plan, and will also include an assignment of probabilities to capital needs and timing of potential returns of capital and any other information relating to capital needs and timing of potential returns of capital as Wendel may have reasonably requested. At the request of Wendel, JHM will meet with Wendel in Paris (or such other location as JHM and Wendel may agree) to present and discuss the Final Plan. JHM will meet with Wendel as many times as Wendel may reasonably request.

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     3.   SALE OF WENDEL SHARES.

          (a) OBLIGATIONS OF JHM. If at any time Wendel desires to sell all or a portion of its direct or indirect ownership interest in the Company, it shall notify JHM (the "LIQUIDITY NOTICE"). Wendel shall specify in the Liquidity Notice the number of shares of the Company it seeks to sell (the "WENDEL LIQUIDITY NOTICE SHARES"). For the period commencing on the date of JHM's receipt of the Liquidity Notice and ending on the six month anniversary of such date (such period, the "INITIAL SIX MONTH PERIOD"), JHM shall use his best efforts to make arrangements for the liquidity of the Wendel Liquidity Notice Shares (it being understood that, except as provided in Section 3(b) below, JHM's obligations shall not require JHM, the JHM Trust or the Company to enter into any agreement in respect of any liquidity arrangements or to purchase any direct or indirect ownership interests in the Company). Subject to applicable securities law, JHM shall:

               (i) Communicate to Wendel in good faith the reasons why JHM and the JHM Trustees do not wish to sell all or substantially all of the Company and provide good reasons to Wendel why they do not want to sell when Wendel does at that time; and

               (ii) Work with Wendel, Wendel's financial advisors, the Company, the Company's management and the Company's financial advisors, each to the extent appropriate, to find the most profitable solution for the sale of the Wendel Liquidity Notice Shares at the highest attainable price for the Wendel Liquidity Notice Shares during the Initial Six Month Period.

In addition, in the event that a sale of all of the Wendel Liquidity Notice Shares has not been consummated, or an agreement in respect of such sale has not been entered into during the Initial Six Month Period, then for the period commencing on the date of expiry of the Initial Six Month Period and ending on the six month anniversary of such date (such period, the "SECOND SIX MONTH PERIOD"), subject to applicable securities law, JHM shall do the following (if requested by Wendel):

               (i) Assist in the preparation of offering memoranda or prospectus concerning the sale by Wendel of the Wendel Liquidity Notice Shares during the Second Six Month Period;

               (ii) Notably, prepare and conduct with the Company and the Company's management road shows and participate in meetings with potential investors for the purpose of seeking potential buyers in the sale by Wendel of the Wendel Liquidity Notice Shares during the Second Six Month Period; and

               (iii) Work in good faith with Wendel and its financial advisor (if any), the Company, the Company's management and any potential buyer of the Wendel Liquidity Notice Shares in order to assist Wendel in obtaining the highest attainable price for the Wendel Liquidity Notice Shares during the Second Six Month Period.

Notwithstanding the foregoing in this Section 3(a), nothing in this Section 3(a) is intended to affect any Sale Process Period (as defined in Section 5 below), and no Sale Process Period shall

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diminish the obligations of JHM in this Section 3(a); it being understood that
JHM may not unilaterally terminate the efforts to sell the Wendel Liquidity Notice Shares pursuant to this Section 3(a) but that Wendel alone may determine, or Wendel and JHM may mutually determine, to terminate such efforts.

          (b) SHAREHOLDERS' AGREEMENT WITH THIRD PARTY PURCHASER. If Wendel sells the Wendel Liquidity Notice Shares to a third party buyer that is not a "Permitted Transferee" of Wendel (as defined in the Shareholders' Agreement) (such third party buyer, a "THIRD PARTY PURCHASER") and the Shareholders' Agreement remains in full force and effect in substantially the form it was in effect on the date of this Agreement, then, notwithstanding the fact that all of the Common Shares purchased by the Third Party Purchaser will be Class A Common Shares (as a result of the conversion of Class B Common Shares), JHM and the JHM Trustees will agree to enter into a shareholders' agreement with the Third Party Purchaser, substantially on the same terms as the Shareholders' Agreement in effect on the date of this Agreement, which shall contain the following terms and conditions:

               (i) the Third Party Purchaser would be allowed (1) to have the rights to appoint the same number of directors as, prior to such sale, may have been appointed by Wendel so long as the majority of the Supervisory Board representatives are appointed by the Floscule Group (as defined in the Shareholders' Agreement), (2) to have up to two observers sitting on the Supervisory Board and (3) to take on all the other rights of Wendel (except the multiple voting rights as provided in clause (ii) of this Section 3(b) below) under the Shareholders' Agreement as in effect on the date of this Agreement (e.g. the tag along right); and

               (ii) All rights currently attached to the Class B Common Shares as described in the Shareholders' Agreement, other than the multiple voting rights of the Class B Common Shares, are considered to be shareholder rights and could be transferred to a Third Party Purchaser.

     4.   EXERCISE OF THE JHM OPTION.

          (a) NEGOTIATION OF EXERCISE TRANSACTION TERMS. JHM and the JHM Trustees agree that Wendel shall have a priority right in respect of the exercise of 35.7% of the JHM Option if an agreement in respect of the Exercise Transaction Terms (as defined below) is reached between JHM and Wendel. JHM agrees to work with Wendel on all the options in respect of the Exercise Transaction Terms with a view to negotiating in good faith an arrangement that respects the 64.3%/35.7% ratio. Except as provided in clause (iii) of this
Section 4(a), Wendel shall have the right, at any time, to deliver a notice to JHM stating that Wendel desires to commence negotiations concerning all aspects of a transaction between JHM and Wendel in respect of the exercise of the JHM Option, including, without limitation, terms relating to the timing, pricing, financing, loan availability and other terms related to the exercise of the JHM Option (collectively, the "EXERCISE TRANSACTION TERMS"). For clarity and avoidance of doubt, nothing herein shall require either party to come to an agreement on the Exercise Transaction Terms.

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               (i)   For a 90-day period commencing on the date of JHM's receipt of such notice, JHM and Wendel shall negotiate in good faith with a view to coming to an agreement on the Exercise Transaction Terms. During such 90-day period, JHM shall negotiate exclusively with Wendel. If JHM and Wendel are not able to reach agreement on the Exercise Transaction Terms within the first 60 days of such 90 day period, then, if requested by Wendel or JHM, JHM and Wendel shall retain a mutually acceptable independent third party financial advisor to assist them in attempting to reach agreement for the remaining 30 days of such 90 day period. The fees and expenses of such third party advisor shall be paid 35.7% by Wendel and 64.3% by JHM, and the engagement of such third party advisor shall not include any assignment other than assisting in such negotiations. Any good faith delay encountered in respect of the designation of the third party financial advisor will not be taken into account in the computation of the 90-day exclusive period. Such negotiations shall be held in Paris unless JHM and Wendel agree otherwise, and shall be held at mutually convenient times.

               (ii) If Wendel and JHM are not able to reach agreement on the Exercise Transaction Terms by the end of such 90 day period, then, if Wendel so requests, JHM shall be required to continue such negotiations on a non-exclusive basis.

               (iii) Notwithstanding the foregoing in this Section 4(a), if JHM desires to pursue a Sale Event (as defined below), JHM, by notice in writing to Wendel prior to July 1, 2004, may initiate the commencement of the 90 day exclusive negotiation period set forth in clause (i) of this Section 4(a) so that the exclusive negotiation period ends prior to the Sale Process Period; and, following Wendel's receipt of such notice, Wendel shall not be entitled to deliver any notice under this Section 4(a), but (A) nothing in this clause (iii) shall be construed to truncate any 90 day exclusive negotiation period whether initiated by Wendel or by JHM and (B) if JHM delivers a notice to initiate the 90 day exclusive negotiation period set forth in clause (i) of this Section 4(a) and, ultimately, no definitive agreement in respect of a Sale Event is signed, then Wendel's rights under this Section 4(a) shall immediately be reinstated.

               (iv) Notwithstanding the foregoing in this Section 4(a), all exclusive negotiations, whether initiated by Wendel or by JHM must be concluded by October 1, 2004 at the latest.

          (b)  RIGHT OF FIRST REFUSAL ON SALE OF LTBM OPTION SHARES.

     If JHM finds a third party purchaser that is not a "Permitted Transferee" of Floscule (as that term is defined in the Shareholders' Agreement) for all or part of the "LTBM Option Shares" (as that term is defined in the LTBM Transaction Agreement), by notice to Wendel, JHM agrees to give Wendel a right of first refusal (the "Right of First Refusal") with respect to the purchase of such LTBM Option Shares. Wendel will have 28 days to exercise the Right of First Refusal. For certainty and avoidance of doubt, this means that, if Wendel exercises the Right of First Refusal, Wendel would be substituted for such third party purchaser with respect to the third party purchaser's purchase of LTBM Option Shares.

     JHM's notice to Wendel in respect of the Right of First Refusal shall contain copies of such third party purchaser's offer and any binding agreements or nonbinding documents

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(collectively, the "Original Transaction") and will summarize and list the material terms and conditions of the third party purchaser's offer (including, without limitation, price, number of shares, payment terms, financing structure and closing conditions).

     To exercise its rights hereunder, Wendel shall deliver to JHM and the JHM Trustees, within 28 days from the date of Wendel's receipt of the notice of the Right of First Refusal, written notice of its intent to exercise the Right of First Refusal and hence to purchase all (but not less than all) of the LTBM Option Shares proposed to be purchased by the third party purchaser (the "Wendel Acceptance Notice").

     The Wendel Acceptance Notice, in order to be valid, must contain terms and conditions no less favorable to JHM and the JHM Trustees as the material terms and conditions summarized and listed in the notice of the Right of First Refusal (including price, number of shares, payment terms, financing structure and closing conditions) and shall give Wendel reasonably sufficient time to satisfy such closing conditions.

     The Wendel Acceptance Notice, when delivered, shall constitute a valid, binding and enforceable agreement for the purchase by Wendel of the LTBM Option Shares specified therein on the terms set forth therein.

     If Wendel does not deliver a Wendel Acceptance Notice containing terms and conditions no less favorable to JHM and the JHM Trustees within 28 days, JHM and the JHM Trustees shall thereafter be free for a period of 28 days after the preceding 28 days to proceed with the Original Transaction with the same third party purchaser.

     If the definitive agreement in respect of such Original Transaction is not entered into within 28 days with the initial third party purchaser, then JHM and the JHM Trustees must again give Wendel the right to exercise its Right of First Refusal in accordance with the provisions of this Section 4(b).

     From time to time and on a regular basis, JHM agrees to provide to Wendel information concerning the Company and general information concerning the process of the sale of the LTBM Option Shares, PROVIDED that Wendel agrees to keep such information confidential unless such information has been previously disclosed to the public by the Company.

     Neither JHM nor the JHM Trustees shall exercise any rights they may have under the Shareholders' Agreement in order to prevent Wendel from exercising its rights under this Section 4(b).

     For clarity and avoidance of doubt, the rights set forth in this Section 4(b) shall not apply to: (i) any exercise of the JHM Option in which the purchaser of LTBM Option Shares is a Permitted Transferee of Floscule (so long as any financing obtained is bona fide financing and is not intended indirectly to provide a mechanism for JHM to sell all or part of the LTBM Option Shares to a third party) or (ii) any exercise of the JHM Option followed immediately by a Sale Event. Except as provided in the immediately preceding sentence, if JHM or the JHM Trustees propose, directly or indirectly, to transfer the JHM Option to any person that is not a Permitted

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Transferee of Floscule, neither JHM nor the JHM Trustees shall make any such a transfer unless and until JHM and the JHM Trustees shall have first complied with the foregoing provisions of this Section 4

          (c) AMENDMENT TO THE SHAREHOLDERS' AGREEMENT. In the event that Wendel exercises its rights set forth in Section 4(b) above and purchases LTBM Option Shares, Wendel, JHM and the JHM Trustees agree to amend (1) the terms of the Shareholders' Agreement to incorporate the terms and conditions negotiated with Wendel in the December 2001 draft amended and restated Shareholders' Agreement a copy of which is attached to this Agreement as Exhibit B, and (2) if applicable, the articles and bylaws of the Company.

     5.   SALE OF THE COMPANY.

          (a) DEFINITIONS. As used in this Section 5, the following terms have the following meanings:

          "SALE EVENT" means (i) the sale by Wendel, JHM and the JHM Trustees of all of the Class B Common Shares owned by them to an unaffiliated third party purchaser that is not a Permitted Transferee of either Wendel or Floscule or
(ii) a sale of assets of the Company representing, in the aggregate, more than 70% of the assets of the Company (it being understood that such 70% shall be measured by reference to the fair market value of such assets, determined in Euros, as of the date of the then most recently completed quarterly or annual balance sheet of the Company). In the case of a sale of assets, the parties agree to use their good faith best efforts to structure their holdings of any remaining unsold portions of the Company 64.3% by JHM and 35.7% by Wendel.

          "SALE PROCESS PERIOD" means the non-exclusive period of up to six months during which JHM and the JHM Trustees may market the Company to third parties with the intent of consummating a Sale Event with any third party (it being understood that such Period may not commence until after the expiration of the 90 day period of exclusive negotiations with Wendel in respect of a possible Sale Event to Wendel as provided in Section 5(b)).

          (b)  NEGOTIATION OF SALE TERMS.

               (i) Wendel shall have the right, at any time prior to October 1, 2004, to deliver a notice to JHM stating that Wendel desires to commence negotiations in respect of a Sale Event pursuant to which Wendel would purchase the Company (a "SALE EVENT TO WENDEL"). In the event of a Sale Event, JHM would work with Wendel to optimize the sale proceeds and coordinate the sale of both parties' holdings in the Company.

               (ii) For a 90-day period commencing on the date of JHM's receipt of such notice, JHM and Wendel shall negotiate in good faith with a view to coming to agreement on terms of a Sale Event to Wendel. During such 90-day period, JHM shall negotiate exclusively with Wendel. If JHM and Wendel are not able to reach agreement on the terms of a Sale Event to Wendel within the first 60 days of such 90 day period, then, if requested by Wendel or JHM, JHM and Wendel shall retain a mutually acceptable independent third party

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financial advisor to assist them in attempting to reach agreement for the remaining 30 days of such 90 day period. The fees and expenses of such third party advisor shall be paid 35.7% by Wendel and 64.3% by JHM, and the engagement of such third party advisor shall not include any assignment other than assisting in such negotiations; PROVIDED that nothing will preclude the Company from hiring afterwards such third party advisor in respect of a sale process. Any good faith delay encountered in respect of the designation of the third party financial advisor will not be taken into account in the computation of the 90-day exclusive period. Such negotiations shall be held in Paris unless JHM and Wendel agree otherwise, and shall be held at mutually convenient times. For clarity and avoidance of doubt, nothing herein shall require either party to come to an agreement on the terms of a Sale Event to Wendel as long as they negotiate in good faith.

               (iii) Notwithstanding the foregoing in this Section 5(b), if JHM desires to pursue a Sale Event at any time prior to the receipt of Wendel's notice in respect of a Sale Event to Wendel, JHM, by notice in writing to Wendel, may initiate the commencement of the 90 day exclusive negotiation period set forth in clause (ii) of this Section 5(b); and, following Wendel's receipt of such notice, Wendel shall not be entitled to deliver any notice under this
Section 5(b) in respect of a Sale Event to Wendel, but (A) nothing in this clause (iii) shall be construed to truncate any 90 day exclusive negotiation period whether initiated by Wendel or by JHM and (B) if JHM delivers a notice to initiate the 90 day exclusive negotiation period set forth in clause (ii) of this Section 5(b) and, ultimately, no definitive agreement in respect of a Sale Event is signed, then Wendel's rights under this Section 5(b) shall immediately be reinstated.

               (iv) If Wendel and JHM are not able to reach agreement on a Sale Event to Wendel by the end of such 90 day period, then, if JHM has initiated a Sale Process Period and if Wendel so requests, JHM shall be required to continue such negotiations on a non-exclusive basis during such Sale Process Period. During such Sale Process Period, if Wendel signed a form of confidentiality agreement (on terms no more favorable to the Company than those signed by the majority of other participants in the sale process, if any), Wendel would be invited to participate in the sale process. Such confidentiality would not apply to the necessary information given to the Board where they would be seen to be independent to the issue at hand. For clarity and avoidance of doubt, nothing herein shall be construed to require the conduct of a sale process and nothing herein shall preclude the Company or the JHM Trustees from entering into an agreement in respect of a Sale Event except as expressly provided in this
Section 5 (including Wendel's rights under Section 5(c)).

               (v) Notwithstanding the foregoing in this Section 5(b), all exclusive negotiations, whether initiated by Wendel or by JHM, must be concluded by December 31, 2004.

          (c) RIGHT OF FIRST REFUSAL ON SALE EVENT. JHM may seek to find a third party to purchase the Company or all or substantially all of its assets in a Sale Event transaction.

     If JHM finds a third party purchaser for a Sale Event (which Sale Event may occur substantially simultaneously with the exercise of the JHM Option), by notice to Wendel, JHM agrees to give Wendel a right of first refusal (the "Sale Event Right of First Refusal") with respect to such purchase at the equity value offered to purchase the Company plus 7.5%.

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Wendel will have 21 days to exercise the Sale Event Right of First Refusal. For certainty and avoidance of doubt, this means that, if Wendel exercises the Sale Event Right of First Refusal , Wendel would be substituted for such third party purchaser with respect to the Sale Event.

     JHM's notice to Wendel in respect of the Sale Event Right of First Refusal shall contain copies of such third party purchaser's offer and any binding agreements or nonbinding documents (collectively, the "Sale Event Original Transaction") and will summarize and list the material terms and conditions of the third party purchaser's offer (including, without limitation, price, number of shares, payment terms, financing structure, and closing conditions). If the Sale Event transaction is based on a payment in kind, Wendel would be allowed to make a reasonably equivalent offer in cash or cash equivalents.

     To exercise its rights hereunder, Wendel shall deliver to JHM and the JHM Trustees, within 21 days from the date of Wendel's receipt of the notice of the Sale Event Right of First Refusal, written notice of its intent to exercise the Sale Event Right of First Refusal and hence to purchase the Company or all or substantially all of its assets to the same extent as proposed to be purchased by the third party purchaser (the "Wendel Sale Event Acceptance Notice") at 107.5% of the equity value offered by such third party purchaser.

     The Wendel Sale Event Acceptance Notice, in order to be valid, must include a price equal to no less than 107.5% of the equity value offered by such third party purchaser and must contain the other terms and conditions that are no less favorable to JHM and the JHM Trustees as the material terms and conditions summarized and listed in the notice of the Sale Event Right of First Refusal (including, without limitation, number of shares, payment terms, financing structure, and closing conditions) and shall give Wendel reasonably sufficient time to satisfy such closing conditions.

     The Wendel Sale Event Acceptance Notice, when delivered, shall constitute a valid, binding and enforceable agreement for the purchase by Wendel of the Company or all or substantially all of its assets, as the case may be, on the terms set forth therein.

     If Wendel does not deliver a Wendel Sale Event Acceptance Notice containing the required terms and conditions within 21 days, JHM and the JHM Trustees shall thereafter be free for a period of 21 days to proceed with the Sale Event Original Transaction with the same third party purchaser.

     If the definitive agreement in respect of such original transaction is not entered into within 21 days with the initial third party purchaser, then JHM and the JHM Trustees must again give Wendel the right to exercise its Sale Event Right of First Refusal in accordance with the provisions of this Section 5(c).

          (d) NO SUBSEQUENT SALE OF THE COMPANY. In the event that Wendel exercises its rights set forth in Section 5(c) above, it agrees that it will not, either directly or indirectly, sell, enter into an agreement to sell, grant any option or other right to purchase any equity interests in the Company that would represent a majority of the voting equity interests in the Company (each, a "FLIP TRANSACTION") within six months of the date of consummation of its

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purchase of Common Shares pursuant to Section 5(c) above, unless it pays to JHM and the JHM Trustees an amount per share sold to Wendel equal to the difference between the per share price of the Flip Transaction and the per share price paid by Wendel to the JHM Trustees pursuant to Section 5(c). Notwithstanding the foregoing, during such six month period, Wendel shall be permitted to pledge or encumber equity interests owned by it, or enter into an equity swap in respect of such equity interests, PROVIDED that the purpose of such a transaction is financing for Wendel and not to provide a mechanism for Wendel to sell a majority of the outstanding voting equity interests of the Company.

          (e) ASSET SALE EVENT. Neither JHM (in any capacity, including his capacity as a member of the Management Board) nor the JHM Trustees will consent to, vote in favor of, encourage or otherwise cause to be pursued any Sale Event in which the Company sells assets without compliance with the procedures set forth in this Section 5, including without limitation all of Wendel's rights under Section 5(c).

          (f) UNSOLICITED OFFERS. For certainty and avoidance of doubt, if an unsolicited firm bona fide offer for a Sale Event (the "Sale Event Offer") is received from a third party, then the rights and obligations set forth in this
Section 5 (other than Sections 5(c) and 5(d)) shall not apply to such transaction. JHM will keep Wendel informed as soon as practicable of any discussions or inquiries that are likely to lead to an unsolicited offer. For purposes of Section 5(c), the date of Wendel's receipt of a copy of the written Sale Event Offer shall constitute notice of the Sale Event Offer for purposes of the commencement of a special 75 day (not 21 day) period in accordance with the terms set forth in Section 5(c) (it being understood that, for certainty and avoidance of doubt, Wendel's price shall be 107.5% of the equity value offered by such third party). During such 75 day period, JHM shall employ his best efforts to give Wendel, its advisers and banks access to the all information concerning the Company and to the management of the Company for the purpose of financing the Sale Event, provided that Wendel, its advisers and banks sign suitable confidentiality agreements.

     6.   MISCELLANEOUS.

          (a) NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and will be deemed to have been duly given when delivered by hand, by courier or when sent by registered letter with return receipt requested, upon receipt, and shall be given, if to John H. MacBain:

          John H. MacBain
          54, route de Vandoeuvres
          CH-1253 Vandoeuvres
          Geneva, Switzerland
          Telecopy: (41) 22 750 9901

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     with copies to:

          Testa, Hurwitz & Thibeault, LLP
          125 High Street
          Boston, MA 02110 USA
          Telecopy: (617) 248-7100
          Attention: F. George Davitt
                     Heather M. Stone

          Baker & McKenzie
          Leidseplein 29
          P.O. Box 2720, 1000 CS
          Amsterdam, The Netherlands
          Telecopy: (31) 20 626-7949
          Attention: Thomas Mitchell

     if to The JACTMAC Media Trust

          Codan Trust Company Limited, Trustee
          Richmond House
          12 Par La Ville Road
          Hamilton HM CX Bermuda
          Telecopy: (44) 1 299-4979
          Attention: Andrea Jackson

     with copies to:

          Conyers Dill & Pearman
          Richmond House
          12 Par La Ville Road
          Hamilton HM CX Bermuda
          Telecopy: (441) 298 7849
          Attention: Craig MacIntyre

          Testa, Hurwitz & Thibeault, LLP
          125 High Street
          Boston, MA 02110 USA
          Telecopy: (617) 248-7100
          Attention: F. George Davitt
                     Heather M. Stone

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          Baker & McKenzie
          Leidseplein 29
          P.O. Box 2720, 1000 CS
          Amsterdam, The Netherlands
          Telecopy: (31) 20 626-7949
          Attention: Thomas Mitchell

          John H. MacBain
          54, route de Vandoeuvres
          CH-1253 Vandoeuvres
          Geneva, Switzerland
          Telecopy: (41) 22 750 9901

     if to Wendel Investissement:

          89, rue Taitbout
          75009 Paris France
          Telecopy: (33) 1 42 85 63 10
          Attention: Jean-Bernard Lafonta

     with a copy to:

          SJ Berwin
          64 Avenue Kleber
          75116 Paris France
          Telecopy: (33) 1 44 346 346
          Attention: George Pinkham

          (b)  AMENDMENTS; NO WAIVERS.

               (i) Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the parties hereto.

               (ii) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party or parties against whom the waiver is sought to be enforced.

               (iii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          (c) EXPENSES. All costs and expenses (including, but not limited to all financial, legal and advisory fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

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

          (d) SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that, except as expressly set forth in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

          (e)  GOVERNING LAW, JURISDICTION, ETC.

               (i) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE NETHERLANDS.

               (ii) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY AND ASSETS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURT IN AMSTERDAM, THE NETHERLANDS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH COURT. EACH PARTY AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON EACH PARTY IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 6(A) HEREOF, EXCEPT THAT PROCESS MAY NOT BE SERVED ON THOSE PARTIES WHO ARE ONLY TO RECEIVE COPIES PURSUANT TO SECTION 6(A).

               (iii) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COMPETENT COURT IN AMSTERDAM, THE NETHERLANDS. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (f) COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, with the same effect as if the signatures thereto were upon the same instrument.

          (g) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Nothing herein shall be construed as an amendment, modification or waiver of any rights or obligations under the Shareholders' Agreement.

          (h) CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          (i) RESCISSION. Each party hereby waives any and all rights to claims of rescission (UITSLUITING VAN HET RECHT ONTBINDING TE VORDEREN) with respect to this Agreement or the transactions contemplated hereby.

          (j) OBLIGATIONS. The parties hereto understand and agree that all of the obligations of JHM herein are personal obligations undertaken by him and are not obligations of the Company. JHM, the JHM Trustees and Wendel agree to take such actions as may be necessary, including without limitation, exercising their rights under the Shareholders' Agreement in order to cause the matters agreed to herein to be effected. In addition, the parties understand and agree that the JHM Trustees have entered into this Agreement solely in their capacity as trustee of the respective trusts of which they are trustees and the obligations of the JHM Trustees are subject to the provisions of such trusts. The JHM Trustees represent and warrant to Wendel that the execution, delivery and performance of this Agreement does not and will not contravene or constitute a breach or default under the provisions of the trust of The JACTMAC Media Trust. Notwithstanding any other provision of this Agreement, any and all liabilities of the JHM Trustees created by this Agreement shall be limited to the extent such liability can be met from and out of the funds or other property from time to time subject to the trusts of the respective trusts and, accordingly, the obligations of, and rights against, the JHM Trustees under this Agreement and any and all liability of the JHM Trustees that may otherwise arise in connection with this Agreement and the matters contained in this Agreement shall be performed, satisfied and paid only out of, and enforced only against and recourse under this Agreement shall be had only against, the funds and or other property from time to time subject to the trusts contained in the respective trust deeds.

          (k) EXTENSION OF JHM OPTION. If the JHM Option is extended for any reason beyond May 16, 2005, any references to dates herein shall be correspondingly extended by the number of days for which the JHM Option has been extended. For example, if JHM obtains an extension from May 15, 2005 to July 15, 2005, the references herein to dates in 2004 shall be extended by 61 days (the period of time between May 15 and July 15).

          (l) SHAREHOLDERS' AGREEMENT. JHM agrees not to use any rights he may have under the Shareholders' Agreement in order to frustrate the exercise by Wendel of its rights under this Agreement. Each of JHM and Wendel hereby agrees to waive any provisions under the Shareholders' Agreement necessary to permit the consummation of the transactions contemplated by the Structured Products Transaction Agreements, including any limitations on pledges of Class B Common Shares as set forth in Section 3.7 of the Shareholders' Agreement.

          (m) NEGOTIATIONS. Neither JHM nor Wendel may unilaterally terminate any period of exclusive negotiations as set forth in this Agreement prior to the expiration of said period.

          (n) ACKNOWLEDGEMENTS. References in this Agreement to actions by Wendel or actions by JHM or the JHM Trustees with respect to the shares of the Company shall be understood to refer to actions taken directly or indirectly through entities controlled by or under common control with Wendel, JHM or the JHM Trustees, as the case may be, and, in the performance of his or its obligations hereunder, each of Wendel, JHM and the JHM Trustees, respectively, agrees to procure and cause such entities to perform such obligations in accordance with the provisions hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

              [SIGNATURE PAGE TO THE WENDEL TRANSACTION AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written in four originals.


                                   /s/ John H. MacBain
                                   ----------------------------------------
                                   John H. MacBain


                                   THE JACTMAC MEDIA TRUST

                                   By: Codan Trust Company Limited, Trustee


                                   By: /s/ Craig MacIntyre
                                      -------------------------------------
                                   Name: Craig MacIntyre
                                   Title: Director


                                   WENDEL INVESTISSEMENT

                                   By: /s/ Yves Moutran
                                      -------------------------------------
                                   Name: Yves Moutran
                                   Title: Corporate Development Manager